Exhibit 99.1

Contact: Ross Chapin

Contact: Robyn Tice

206.694.4137

617.672.8940

Parametric Portfolio Associates LLC, a Subsidiary of Eaton Vance Corp.,

to Acquire The Clifton Group Investment Management Company

Seattle, Washington, November 12, 2012 – Parametric Portfolio Associates LLC (Parametric), a Seattle-based subsidiary of Eaton Vance Corp. (NYSE: EV), today announced the signing of a definitive agreement to acquire the business of The Clifton Group Investment Management Company (Clifton).

Based in Minneapolis, Clifton specializes in providing futures- and options-based overlay services and custom risk management solutions to institutional investors.  Clifton’s overlay services enable clients to add, remove or hedge market exposures in a transparent and efficient manner without disrupting underlying holdings.  Clifton’s risk management strategies employ futures, options and similar instruments to help clients enhance risk-adjusted returns.  As of September 30, 2012, Clifton managed $33.4 billion of funded and overlay assets on behalf of approximately 180 institutional clients.

Clifton is currently owned 80% by non-employee shareholders and 20% by Clifton’s three principals: Chief Investment Officer Jack L. Hansen, Senior Portfolio Manager Thomas B. Lee and Managing Principal Kip Chaffee.  Each principal will exchange Clifton stock for Parametric equity and will continue in his current role pursuant to a long-term employment agreement entered into at closing.  Clifton will operate as a division of Parametric, with Kip Chaffee reporting to Brian Langstraat, Parametric’s Chief Executive Officer, and Jack Hansen retaining responsibility for leading Clifton’s investment function.  Clifton will continue in its current location, and no changes in Clifton personnel are expected as a result of the transaction.

“Our vision for Parametric is to offer an industry-leading platform of portfolio implementation, risk management, tax management and engineered investment strategies to sophisticated investors around the globe,” said Mr. Langstraat.  “Clifton’s strengths in overlay and risk management solutions complement our existing capabilities and add meaningfully to our product offerings.  We are thrilled to welcome our new Clifton colleagues to the Parametric team.”

 “For more than 25 years, Clifton has focused on partnering with institutional clients to help them optimize their portfolio exposures, balance risk and control costs,” said Mr. Hansen.  “As part of Parametric, our ability to help clients meet these objectives will be significantly enhanced.  My colleagues and I embrace the Parametric partnership with great enthusiasm.”

“Since becoming part of Eaton Vance in 2003, Parametric has been a key element of our strategy to position the Company for an evolving investment management landscape and a major contributor to our growth,” said Thomas E. Faust Jr., Chairman and Chief Executive Officer of Eaton Vance Corp.  “The Clifton acquisition elevates Parametric’s market position and overall importance to Eaton Vance.”

Completion of the transaction is expected on or about December 31, 2012 and is subject to certain customary closing conditions.  Terms are not being disclosed.

About Parametric

Parametric is a Seattle-based investment management firm focused on the delivery of rules-based, risk-controlled strategies, including engineered alpha-seeking portfolios, options strategies and customized equity and centralized portfolio management implementation services. As of September 30, 2012, Parametric managed $53.1 billion in assets on behalf of institutions, high-net-worth individuals and fund investors in the U.S. and internationally.  Parametric is a majority-owned subsidiary of Eaton Vance.

About Eaton Vance

Eaton Vance Corp. is one of the oldest investment management firms in the United States, with a history dating to 1924.  Eaton Vance and its affiliates managed $198.2 billion in assets as of September 30, 2012, offering individuals and institutions a broad array of investment strategies and wealth management solutions. Eaton Vance’s long record of providing exemplary service, timely innovation and attractive returns through a variety of market conditions has made it the investment manager of choice for many of today’s most discerning investors.

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